RULE 424(B)(3)
REGISTRATION NO. 333-87063

AVALONBAY COMMUNITIES, INC.

Dividend Reinvestment and Stock Purchase Plan

Supplement to Prospectus dated March 26, 2004

This Supplement amends the Prospectus dated March 26, 2004 relating to the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of AvalonBay Communities, Inc. (the “Company”) previously distributed to Plan participants and should be read in conjunction with that Prospectus.

Effective March 13, 2006, the Board of Directors of the Company appointed The Bank of New York to serve as administrator for the Plan and as transfer agent for the Company’s common stock and outstanding Series H Cumulative Redeemable Preferred Stock. The Bank of New York replaced Wachovia Bank, N.A. All references in the Prospectus to the plan administrator and the transfer agent (including the Summary and Questions 6, 27, 36 and 38) shall hereafter refer to The Bank of New York.

Effective immediately, all participant correspondence should be addressed to The Bank of New York as plan administrator at the following address:

The Bank of New York
P.O. Box 1958
Newark, NJ  07101-7924

For the convenience of Plan participants, a toll free telephone number for any questions concerning a Plan account is available during business hours (8 a.m.-5 p.m.) at 1-800-524-4458.

A copy of the Prospectus can be obtained from, and any questions concerning this Prospectus Supplement should be directed to, The Bank of New York or to the Company at AvalonBay Communities, Inc., Investor Relations Department, 2900 Eisenhower Ave #300, Alexandria, VA  22314, 703-329-6300.

The date of this Prospectus Supplement is May 15, 2006.